Exhibit 10.2

Without Prejudice

November 23, 2020

Leslie Markow

215 Glendonwynne Road

Toronto, ON

M6P 3G4

Revised – Supersedes letter dated November 19, 2020

Private & Confidential

Dear Leslie,

As discussed with you, we propose that your employment with Bionik Laboratories Inc. (the “Company”) will be terminated on January 29, 2021 (the “Termination Date”), and that beginning November 30, 2020 through the Termination Date, you would be required to support a smooth transition of responsibilities to a newly appointed CFO, and your responsibilities will become those of Deputy CFO.

Following the Termination Date, the Company would provide you with nine (9) months of pay in the form of salary continuance (the “Salary Continuance”). You will receive the Salary Continuance in accordance with regular payroll practices. The Salary Continuance will end on October 29, 2021.

In addition to the Salary Continuance, the Company would provide you with the following bonus entitlements:

1.	You would continue to be eligible to receive your FY2021 Bonus, prorated between April 1, 2020 and your Termination Date. This amount would be paid to you in accordance with the schedule set out by the Company and agreed by the Board, but no later than October 29, 2021; and,
2.	During the Salary Continuance, and in addition to your base salary, you would be paid an amount representing your pro-rata bonus based on the average of the past three (3) years of actual achievement (which is 50% of your target amount). The total amount of the nine (9) month pro-rata bonus is $23,625 USD.

All Company Group Benefits (as provided by Canada Life) would continue for the nine (9) months of the Salary Continuance period, to end on October 29, 2021, or the date you obtain replacement benefits, with the exception of Long-term disability benefits (LTD) which would cease on March 12, 2021. After October 29, 2021, you may elect to continue on Canada Life benefits personally. You would also maintain your eligibility for the Company RRSP matching program and Health Spending Account (HSA) during the Salary Continuance period. HSA is prorated to $625 in 2021 and payable in November 2021. Receipts for HSA continue to be required.

Any accrued and unused vacation would be paid to you on the Termination Date.

As it relates to the Salary deferral letter dated March 19, 2020 and signed by you, the following would apply:

•	Your Salary Deferral would cease and you will return to full base salary effective December 1, 2020.
•	The deferred salary amounts (in the amount of $42,000USD) would be paid to you on January 29, 2021, converted to Canadian dollars at the average monthly exchange rates as it was earned.
•	You would receive your deferred FY2020 Bonus (in the amount of $37,800 USD) which would be paid to you on January 29, 2021, converted to Canadian dollars at the exchange rate of 1.36.

All payments set out above are subject to applicable deductions and withholdings. Aside from what is outlined above, no additional monies would be paid to you by the Company.

Bionik Laboratories  |  483 Bay Street, Office: N105 · Toronto, ON MG5 2C9  |  info@bioniklabs.com  |  www.bioniklabs.com

The above amounts are provided in excess of your entitlement under your employment agreement and in full satisfaction of all liability; statutory (Employment Standards Act, 2000, as amended), common law and otherwise.

The terms we propose above and your receipt of the Salary Continuance and benefits described above is conditional upon you signing this letter and the attached release (“Schedule A”) by no later than 5PM EST on November 25, 2020 and maintaining performance to the satisfaction of the Company until the Termination Date.

Sincerely,

/s/ Eric Dusseux

Eric Dusseux
CEO
Bionik Laboratories Corp.

I acknowledge that I understand and accept the terms outlined above.

/s/ Leslie Markow	11/24/2020
Signature	Date
Leslie Markow

Bionik Laboratories  |  483 Bay Street, Office: N105 · Toronto, ON MG5 2C9  |  info@bioniklabs.com  |  www.bioniklabs.com

SCHEDULE “A”

FULL AND FINAL RELEASE AND INDEMNITY

IN CONSIDERATION of the terms and conditions as set out in the termination letter dated November 19, 2020, and revised November 23, 2020, the receipt and sufficiency of which is hereby acknowledged, I, LESLIE MARKOW, on behalf of myself, my heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasor”) hereby fully and finally release and forever discharge BIONIK LABORATORIES INC., along with all direct and indirect shareholders, parents, subsidiaries, affiliates and associated companies, together with all of their employees, officers, directors, lawyers, servants, representatives and agents and their respective successors and assigns (hereinafter collectively referred to as the “Releasees”), jointly and severally from any and all actions, causes of actions, complaints, claims for benefits or insurance, contracts, promises, covenants, whether express or implied, claims and demands, indemnity, costs, interest, expenses, loss or injury, present, past or future, of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise, which I may heretofore have had, now have, or may hereinafter have, against the Releasees.

AND FOR THE SAID CONSIDERATION it is further agreed that the Releasor shall not make any claims (including any cross-claims, counter-claims, third party claims, actions or applications) or take any proceedings against any person or corporation who might claim contribution or indemnity against the Releasees.

AND FOR THE SAID CONSIDERATION, I further covenant and agree to save harmless and indemnify the Releasees from and against any and all claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency requiring the Releasees to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) in respect of income tax payable by me in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Releasees in respect of the Releasor.

I HEREBY ACKNOWLEDGE that upon receipt of the payments set out in the attached letter revised dated November 23, 2020, I will have received all payments and amounts owing to me under the applicable domestic or foreign employment standards legislation and that the payments made to me herein constitute a greater benefit and are in full and final satisfaction of any further entitlements I may have pursuant to the applicable domestic or foreign employment standards legislation.

I FURTHER ACKNOWLEDGE that I have not been subjected to any form of discrimination whatsoever and hereby represent and warrant that I have not commenced any complaint or application, and undertake not to commence any complaint or application, under the applicable domestic or foreign human rights legislation.

Bionik Laboratories  |  483 Bay Street, Office: N105 · Toronto, ON MG5 2C9  |  info@bioniklabs.com  |  www.bioniklabs.com

IT IS UNDERSTOOD AND AGREED that the aforementioned consideration is deemed to be no admission of liability on the part of the said Releasees.

IT IS HEREBY FURTHER COVENANTED AND AGREED that I will not disclose the terms or the nature of the settlement evidenced by the within final release, save and except for my spouse, my legal and financial advisors, and as may be required by law.

I HEREBY AGREE not to make any disparaging comments to any third party relating to the Releasees or any employee, Director or Officer of the Releasees.

I HEREBY CONFIRM that I have been afforded an opportunity to independently review and read and obtain independent advice with respect to the details of this Final Release and Indemnity and the Settlement relating thereto and confirm that I am executing this Final Release and Indemnity freely, voluntarily and without duress.

IN WITNESS WHEREOF I have hereunto executed this Release by affixing my hand and seal this ___ day of _______________, 2020 in the presence of the witness whose signature is subscribed below.

SIGNED AND DELIVERED in the presence of:

LESLIE MARKOW

Witness Name	Witness Signature

Bionik Laboratories  |  483 Bay Street, Office: N105 · Toronto, ON MG5 2C9  |  info@bioniklabs.com  |  www.bioniklabs.com